Exhibit 99.1

Perot Systems Corporation
2300 West Plano Parkway
Plano, TX 75075
+1 972 577 0000
www.perotsystems.com
Media Contacts:
Perot Systems Corporation
Joe McNamara
+1 972 577-6165
joe.mcnamara@ps.net
Investor Contact:
John Lyon
+1 972 577-6132
+1 972-577-6791 fax
john.lyon@ps.net
— — Perot Systems News Release — —
Perot Systems Reports First Quarter 2009 Financial Results
Plano, TX – May 5, 2009 — Perot Systems Corporation (NYSE: PER) today announced first quarter 2009 financial results:
•	Revenue was $621 million, a decrease of 9% year-to-year, including an unfavorable two percentage point impact from currency exchange fluctuations, over first quarter 2008 revenue of $680 million. Contributing to this decline were the effects of previously disclosed contract renewals, with the reduction comprised mostly of pass through revenue, and the impact of decreases to project-based services.

•	Earnings per share (diluted) was $.24, an increase of 4% over first quarter 2008 earnings per share (diluted) of $.23. In the first quarter of 2009, Perot Systems recognized $6 million of expense, equal to approximately $.03 per share (diluted), related to the implementation of a cost reduction program and an income tax benefit of $3 million, equal to approximately $.03 per share (diluted), related to the resolution of certain prior year tax matters.

•	Operating profit margin was 6.3% for the first quarter of 2009. The expense associated with implementing the cost reduction program reduced operating margin by 0.9 percentage points in the quarter.

•	New contract signings totaled $680 million for the first quarter of 2009, bringing the total value of new contracts signed over the past twelve months to $1.2 billion. Total bookings, which include contract renewals, totaled $985 million for the first quarter of 2009, bringing the total value of bookings during the past twelve months to $2.6 billion.

•	Operating Cash Flow and Capital Expenditures for the first quarter of 2009 totaled $21 million and $15 million, respectively. Trailing twelve month Operating Cash Flow and Capital Expenditures were $218 million and $56 million, respectively.

•	As of March 31, 2009, Cash, Short-term Investments, and Debt totaled $266 million, $7 million, and $183 million, respectively.

Perot Systems Earnings Release	2 of 8
“Perot Systems continues to post solid earnings and cash flow,” said Peter Altabef, president and CEO for Perot Systems. “Although the weakened economy resulted in a reduction to project-based engagements for the quarter, with a robust level of interest in solutions that reduce costs, increase efficiency and enhance cash flow, we started 2009 with strong new contract wins.”
Trend Information and Business Outlook
As the first quarter of 2009 progressed, Perot Systems experienced a greater level of project-related revenue and earnings pressure in its commercial areas. During the quarter, Perot Systems implemented a cost reduction program to mitigate the effect of lower project-based revenue. This action, which affects approximately 450 associates, is expected to reduce expense by approximately $30 million annually, once fully implemented by the third quarter of 2009.
In the first quarter of 2009, Perot Systems recognized $6 million of expense, equal to approximately $.03 per share (diluted), related to the implementation of this program and an income tax benefit of $3 million, equal to approximately $.03 per share (diluted), related to the resolution of certain prior year tax matters. These items are not expected to recur in the second quarter of 2009.
For the second quarter of 2009, Perot Systems expects earnings per share (diluted) to range from $.23 to $.25. The reduced expense related to the cost reduction program is expected to approximately offset the full quarter profit impact of reduced project work that occurred late in the first quarter. Following the late first quarter reductions to project-related revenue, Perot Systems has not experienced further deterioration in the project environment, but the market continues to be cautious. Perot Systems expects second quarter revenue from recent and new contract signings of approximately $20 million, with this being partially offset by the full quarter effect of the revenue weakness that occurred in the first quarter. Second quarter 2009 revenue is expected to range from $620 million to $635 million.

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Conference Call
Perot Systems will hold a conference call to review first quarter 2009 results of operations on May 5, 2009, at 10:15 a.m. EDT. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com. Additionally, Perot Systems has published a downloadable summary of its first quarter 2009 financial results at www.perotsystems.com.
Perot Systems Corporation
Condensed Consolidated Income Statements
For the Three Months Ended March 31, 2008 and 2009
(Millions of USD, except per share amounts)
Unaudited

	Three Months Ended
	March 31
	2008	2009 1)

Revenue	$680	$621
Direct cost of services	562	503

Gross profit	118	118
Selling, general & admin	74	79

Operating income	44	39
Other income, net	2	2
Interest expense, net	(1)	(1)

Income before taxes	45	40
Provision for income taxes	17	12

Net income	$28	$28

Earnings per share (diluted) data:
Earnings per share (diluted)	$.23	$.24
Shares outstanding (diluted)	121	120

Perot Systems Earnings Release	4 of 8
Perot Systems Corporation
Revenue Summary
For the Three Months Ended March 31, 2009
(Millions of USD)
Unaudited

Revenue

1Q 2008	$680

Growth/(Decrease) Related to:
New major contract signings	11
TTM acquisitions 2) 3)	11
Accounts and projects 4)	(74)

Industry Solutions	(52)

Government Services	(6)

Inter-segment eliminations 5)	(1)

1Q 2009	$621

		Year-to-
		Year	% of
	Revenue	Change	Total

Healthcare 3)	$296	(8%)	48%
Commercial 2)	171	(13%)	27%

Industry Solutions	467	(10%)	75%

Government Services	155	(4%)	25%

Inter-segment eliminations 5)	(1)	n/m	n/m

Total	$621	(9%)	100%

Perot Systems Earnings Release	5 of 8
Perot Systems Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2008 and March 31, 2009
(Millions of USD)
Unaudited

	As of	As of
	12/31/2008	3/31/2009

Cash and cash equivalents	$234	$266
Short-term investments	36	7
Accounts receivable, net	443	408
Prepaid expenses and other	93	113

Total current assets	806	794
Property, equip. & software, net	221	218
Goodwill	730	729
Other non-current assets	221	215

Total assets	$1,978	$1,956

Current liabilities	$361	$328
Long-term liabilities	312	294
Stockholders’ equity	1,305	1,334

Total liabilities & stockholders’ equity	$1,978	$1,956

Perot Systems Earnings Release	6 of 8
Perot Systems Corporation
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2008 and 2009
(Millions of USD)
Unaudited

	Three Months Ended
	3/31/2008	3/31/2009

Net income	$28	$28
Depreciation and amortization	28	29
Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items	(36)	(36)

Net cash provided by operating activities	20	21

Purchases of property, equipment & software	(14)	(15)
Purchases of short-term investments	(40)	(16)
Proceeds from sale of short-term investments	63	45
Acquisitions of businesses, net	1	—
Other	1	1

Net cash provided by investing activities	11	15

Purchases of treasury stock	(24)	—
Proceeds from issuance of common stock	4	3
Repayment of long-term debt	(1)	(1)
Other	—	1

Net cash provided by (used in) financing activities	(21)	3

Effect of exchange rate changes on cash	4	(7)

Net cash flow	$14	$32

Perot Systems Earnings Release	7 of 8
Footnotes
1.	In the first quarter of 2009, Perot Systems recognized $6 million of expense, equal to approximately $.03 per share (diluted) related to the implementation of a cost reduction program and an income tax benefit of $3 million, equal to approximately $.03 per share (diluted), related to the resolution of certain prior year tax matters. The expense related to the implementation of the cost reduction program created 0.9 percentage points of operating margin pressure in the first quarter of 2009.

2.	During the past twelve months, Perot Systems acquired HighQIT for the manufacturing industry GmbH and Original Solutions Limited. These acquisitions contributed $7 million of revenue for the first quarter of 2009, which is reported in the Commercial area of our Industry Solutions line of business.

3.	During the past twelve months, Perot Systems acquired Tellurian Networks, Inc. This acquisition contributed $4 million of revenue for the first quarter, which is reported in the Healthcare area of our Industry Solutions line of business.

4.	The $74 million reduction to revenue is primarily related to the effects of a contract renewal, with the reduction comprised mostly of pass through revenue, the impact of decreases in our project-based services, and year-to-year currency exchange fluctuations.

5.	Inter-segment eliminations relate to the revenue associated with services provided by delivery organizations within our Industry Solutions line of business to clients in our Government Services line of business.

Perot Systems Earnings Release	8 of 8
About Perot Systems
Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2008 revenue of $2.8 billion. The company has more than 23,000 associates located in the Americas, Europe, Middle East and Asia Pacific. Additional information on Perot Systems is available at http://www.perotsystems.com/.
This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. For factors that could affect our business and cause actual results to differ materially, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov/, as updated in our Quarterly Reports on Form 10-Q filed after such Form 10-K, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.
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